                                                 EXHIBIT 10.1

RESTRICTED STOCK UNIT AGREEMENT
____________________________

DST SYSTEMS, INC. 2005 EQUITY INCENTIVE PLAN
_____________________

(Time and Performance Vesting; Executive Officer)

THIS AGREEMENT is made and entered into as of the "Grant Date" (see Paragraph 1(a)), by and between DST SYSTEMS, INC. ("Company") and recipient ("Employee") of an Award under the DST Systems, Inc. 2005 Equity Incentive Plan, as amended and interpreted from time to time (the "Plan").

WHEREAS, Awards under the Plan are administered by the Compensation Committee of Company’s Board of Directors or other committee designated by the Board (the "Committee") or Company officer to which the Committee delegates authority as provided in the Plan;

WHEREAS, the Committee wishes to grant to Employee rights ("Restricted Stock Units" or "RSUs") to receive shares of Company common stock ("Shares") on or after the time the RSUs "Vest," which occurs with respect to all or a portion of the RSUs on any date that the condition(s) required for Company to issue all or a portion of the underlying Shares under Section 3 have been satisfied ("Vesting Date");

WHEREAS, the RSUs may Vest (becoming "Vested RSUs") and the underlying Shares be issued on or after the satisfaction of certain conditions generally including continued "Employment" (as defined in Paragraph 3(i)) and the satisfaction of preestablished performance goals, and subject to the other provisions of this Agreement, all while remaining subject to a risk of forfeiture as provided for in Paragraph 3(d); and

WHEREAS, Company, in its discretion, may allow Employee the potential tax benefit of deferring the issuance of Shares beyond the RSU Vesting Dates as provided in Paragraph 3(g), and, therefore, an RSU Vesting Date may not be the same date as the issuance of one or more of the Shares underlying the Vested RSUs.

The parties agree as follows:

1.           GRANT OF RSU.

a.   RSU Grant.  The Grant Date and the number of RSUs granted in this Award are shown in the email communication to Employee to which this Agreement is attached.  Also attached to the email communication is an Appendix to this Agreement which gives Vesting details, including time-based and performance vesting criteria and potential Vesting dates, as further described in Paragraphs 3(a) and (b) of this Agreement.  Vesting of each RSU as provided in Section 3 entitles Employee to the issuance of one Share, subject to the other terms and conditions of the Plan and this Agreement.  In order for the grant to be effective, Employee must timely confirm acceptance of the terms and conditions of this Agreement pursuant to the instructions in the communication.

b.           Administration.  Company’s Chief Financial Officer may adopt Administrative Procedures for RSUs and the Committee may maintain rules for Awards issued under the Plan.  As amended from time to time, such procedures and rules (collectively, the "Rules") shall apply to all actions taken with respect to this Agreement.  The Committee or its delegate may take any action deemed necessary or appropriate to administer this Agreement and the issuance of Shares attributable to Vested RSUs in accordance and consistent with Internal Revenue Code ("Code") Section 409A and regulations and guidance issued thereunder ("409A").

2.           RESTRICTIONS.

a.   Non-Transferability.  Except as may be permitted under the Plan with respect to transfers to a Permitted Transferee, the RSUs are not transferable during the "Original Delay Period" (as defined in Paragraph 3(g)) and through any "Extended Issuance Date" (as defined in Paragraph 3(g)), by sale, assignment, disposition, gift, exchange, pledge, hypothecation, or otherwise, other than as provided in Paragraph 3(j) upon Employee’s death.  Any attempted disposition of the RSUs, or the levy of any execution, attachment or similar process upon the RSUs prior to issuance of the Shares, shall be null and void and without effect.

b.           No Privilege of Stock Ownership; Dividend Equivalents.  Holding RSUs does not give Employee the rights of a shareholder (including without limitation the right to vote or receive dividends or other distributions) with respect to the Shares underlying the RSUs that Company may issue under the terms and conditions of this Agreement.  Notwithstanding the foregoing, if Company declares a dividend on Shares, then a "Dividend Equivalent" (as defined in the Plan) in the form of additional RSUs will be paid on the RSUs.  Dividend Equivalents will be converted to additional RSUs on the date the actual dividend is paid to Company shareholders.  The number of additional RSUs credited shall be the quotient (rounded up to the next whole Share) obtained by dividing the aggregate cash amount that would have been paid as a dividend on the Shares underlying all RSUs credited to Employee in this Award (whether or not such RSUs have Vested) by the Fair Market Value of a Share on the date such dividend payment is made to Company shareholders.  Any additional RSUs credited to Employee's RSU Account which are attributable to Dividend Equivalents shall be subject to the same risk of forfeiture and the same Vesting conditions, and result in the issuance of Shares at the same time and same manner, as the original underlying RSUs.  All rights to any Dividend Equivalents shall be subject to the restrictions on transferability described in Paragraph 2(a) and shall become null and void upon forfeiture of the RSUs under Paragraph 3(d).  To the extent that Employee has elected an Extended Issuance Delay (as defined in Paragraph 3(h)), with respect to any RSUs, any additional RSUs credited to Employee's RSU Account attributable to Dividend Equivalents shall be distributed at the same time as the original RSUs subject to the extended deferral election.

3.           VESTING, FORFEITURE, AND SHARE ISSUANCE.

a.   Appendix A Vesting Requirements.  For purposes of Paragraph 3(b), the Committee shall determine Company and/or business unit performance target(s) applicable to the RSUs (collectively, the "Goal").  No later than the date required by the Plan for establishing the Goal, the Goal will be established, set forth on an Appendix A to this Agreement and communicated to Employee.  By accepting the terms and conditions of this Agreement in accordance with Paragraph 1(a), Employee shall be deemed to have consented to Appendix A, and at all times, Appendix A, its Goal, terms and conditions are incorporated herein by reference.  The Goal may relate to one or more calendar years (each a "Performance Year") including or following the Grant Date year (each applicable period, a "Performance Period" and shown on Appendix A).  For purposes of Paragraph 3(b), Appendix A shall also set forth the "Scheduled Vesting Date(s)", which may be the date of, or a date following, a Committee meeting following a specified Performance Period or Performance Year thereof, at which financial results are determined for Award purposes ("Applicable Committee Meeting" or “Applicable Meeting Date”).  At the Applicable Committee Meeting following each measurement period until the RSUs are fully Vested or forfeited, the Committee (1) shall determine whether and the extent to which Company has achieved the Goal for such period and, if appropriate, shall certify Goal achievement ("Certification"), and (2) shall determine whether Vesting in whole or in part may occur based upon the Certification and elapsing of the "Time Condition" shown on Appendix A.

       b.         Time and Performance Vesting.  The RSUs shall become Vested in connection with Certification as provided in Appendix A but no earlier than any Scheduled Vesting Date.  Vesting shall not occur as to any portion of the RSUs for which Goal achievement Certification does not occur at the Applicable Committee Meeting following the final Performance Year (the "Deadline"), and if Certification does not occur by the Deadline, all RSUs granted under this Agreement that have not Vested shall be forfeited as of the Deadline.

c.           Other Vesting.

(i)	Effect of Retirement or Reduction in Force on Vesting

(A)
If Employee’s "Retirement" or a "Reduction in Force" (each as defined in Paragraph 3(i) and each an "Event") occurs during a Performance Year (such Performance Year in which the Event occurs, the "Event Year"), then neither Vesting nor forfeiture shall occur as of the date of the Event with respect to RSUs that have not Vested prior to the date of the Event ("Remaining RSUs").  As of the Applicable Meeting Date in the calendar year following the Event Year ("Post-Event Year"), a determination shall be made, in accordance with the Subparagraphs below, as to whether any Remaining RSUs shall Vest on the Scheduled Vesting Date in the Post-Event Year.

(B)
If Certification occurs for the Event Year, a pro rata portion of RSUs that would have Vested on the Scheduled Vesting Date in the Post-Event Year (assuming the Time Condition had not applied) shall Vest on such Scheduled Vesting Date (regardless of whether the Time Condition has been satisfied).  The number of Remaining RSUs Vesting shall be the number of Remaining RSUs that, but for the Event, would have Vested on such Scheduled Vesting Date based on the Certification for the Event Year, divided by twelve, multiplied by the number of calendar months between the first day of the Event Year and the date of the Event (and if the Time Condition has not been satisfied, an additional number of RSUs that, but for the Time Condition, would have Vested on previous Scheduled Vesting Dates based on the Certification for Performance Years preceding the Event Year).  Any remaining RSUs shall be forfeited as of the Scheduled Vesting Date in the Post-Event Year.

(C)	If no RSUs would have Vested in the Post-Event Year due to lack of Certification for the Event Year, all Remaining RSUs shall be forfeited as of the Scheduled Vesting Date in the Post-Event Year.

(D)
A Reduction in Force subsequent to a Change in Control is a Termination Without Cause for which Vesting occurs as provided in Subparagraph 3(c)(ii)(B).  Subparagraph 3(c)(ii)(C) governs a Retirement that occurs subsequent to a Change in Control.

(ii)           Effect of Change in Control on Vesting

(A)
Subject to Section 6 of this Agreement and Section 14 of the Plan, if full Vesting of RSUs has not occurred by the date of a "Change in Control" (as defined in Paragraph 6(b)), then the Certification requirements set forth in Appendix A shall no longer apply.  The RSUs that have not Vested as of the date of Change in Control ("Non-Vested CIC RSUs") shall Vest, subject to continued Employment and to all other terms and provisions of this Agreement other than the Certification conditions set forth in Appendix A, in one-third (1/3) increments over the immediately following three anniversary dates of the date of the Change in Control.

(B)
Notwithstanding the above, upon a "Termination Without Cause" or a termination of Employment in connection with a "Resignation for Good Reason" (each as defined in Paragraph 3(i)) following a Change in Control, all RSUs that have not otherwise been forfeited under this Agreement shall become fully Vested.

(C)
A Retirement that occurs after a Change in Control and is the result of a termination by the Company that constitutes a Termination Without Cause shall cause full Vesting as provided in Subparagraph 3(c)(ii)(B).  A Retirement due to a voluntary resignation occurring after a Change in Control shall only cause a pro rata portion of the number of RSUs that would have Vested on the next anniversary date of the Change in Control to Vest as of the date of such Retirement.  The pro rata amount shall be the number of RSUs that would have Vested on such anniversary date, divided by twelve, multiplied by the number of calendar months between the preceding Change in Control anniversary date, or if none, the Change in Control date, to the date of the Retirement.  The remaining RSUs shall be forfeited as of such Retirement.

(iii)           Effect of Death and Disability on Vesting.   In addition to any potential Vesting which may occur as provided in this Section 3 and subject to the other terms and conditions of this Agreement, Vesting shall occur in full as of the date of Employee’s "Disability" (as that term is defined in the Rules) or death regardless of any lack of Goal achievement or Certification; provided, however, in no event shall Vesting occur on account of Employee's death or Disability if Employee's Employment has been terminated before the date of Employee's death or Disability.  Any death or Disability occurring after forfeiture of the RSUs under Paragraph 3(d) of this Agreement shall not affect the forfeited status of such RSUs.

(iv)           Effect of a Business Unit Divestiture on Vesting. If a "Business Unit Divestiture" (or "BUD," as defined in Paragraph 3(i)) occurs and (A) Certification occurs for any Performance Year ending before the BUD, or (B) Certification occurs for the Performance Year in which the BUD occurred (“BUD Year”), then regardless of whether the Time Condition has been satisfied, RSUs that have not Vested by the date of the BUD shall Vest pro rata based upon the number of Performance Period months elapsed prior to the date of the BUD.  If Certification occurs for any Performance Year ending before the BUD Year, Vesting shall occur at the time of the BUD.  If no Certification occurs for any Performance Year ending before the BUD Year, but Certification occurs for the BUD Year, Vesting shall occur on the Scheduled Vesting Date in the year after the BUD Year (“Post-BUD Year”).  The number of RSUs pro rata Vesting (either at the time of the BUD or the Scheduled Vesting Date in the Post-BUD Year) is the number of RSUs granted, less any RSUs for which Vesting has already occurred prior to the BUD, divided by sixty (60), multiplied by the number of months from the first day of the Performance Period to the date of the BUD.  If Certification occurs before the BUD, any remaining RSUs shall be forfeited as of the date of the BUD.  If Certification occurs at the Applicable Committee Meeting in the Post-BUD Year, any remaining RSUs shall be forfeited on the Scheduled Vesting Date in the Post-BUD Year.  If no Certification occurs at such Applicable Committee Meeting, all RSUs shall be forfeited as of the Scheduled Vesting Date in the Post-BUD Year.

(v)          Calculations.  The pro rata calculations set forth in this Paragraph 3(c) shall include the calendar month in which the Vesting event occurred only if the date of such event is subsequent to the 15th day of such month.  For any calculations in this Agreement that require the number of RSUs to be divided or for a designated percentage of the RSUs to Vest, if such number is not evenly divisible or an applied percentage or formula would result in the issuance of a fractional Share, any fractional Share shall be rounded up to the next whole number and the Corporate Secretary’s office shall allocate the additional Shares(s) to the Vesting tranche.  In no event shall Vesting occur with respect to a number of RSUs that exceeds the original RSU grant amount.

d.           Forfeiture.  Forfeiture of RSUs shall occur under the circumstances set forth below. Upon any such forfeiture, under no circumstance will Company be obligated to make any payment to Employee, and no Shares shall be issued, as a result of such forfeited RSUs.  In addition to the forfeiture of all RSUs, upon forfeiture for "Cause" (as defined in Paragraph 3(i)) all Shares previously issued under this Agreement shall also be forfeited and transferred to Company as provided in Section 5.

(i)          Subject to the other provisions of this Section 3, all non-Vested RSUs shall be forfeited if either (A) Certification does not occur prior to or on the Deadline, or (B) Employee ceases Employment during the Original Delay Period (even if a portion of the RSUs have Vested).

(ii)          Notwithstanding any other provision of this Agreement, Cause shall result in forfeiture of the RSUs and all Shares issued pursuant thereto.  Employee acknowledges and agrees that forfeiture for Cause can occur during any Original Delay Period or Extended Delay Period, prior or subsequent to any RSU Vesting or Share issuance and whether or not Employee is eligible for a Retirement.

(iii)          If Vesting occurs for a portion of the RSUs in connection with a Retirement before a Change in Control as provided in Paragraph 3(c), the remaining RSUs shall be immediately forfeited to Company as of the Scheduled Vesting Date in the Post-Event Year.

        (iv)          If Vesting occurs for a portion of the RSUs in connection with a Retirement after a Change in Control as provided in Subparagraph 3(c)(ii)(C), the remaining  RSUs shall be immediately forfeited as of the Change in Control anniversary date on which pro rata Vesting occurred.

e.            Share Issuance.

(i)          Except as otherwise provided herein, upon the Vesting of a specific number of RSUs as provided in Paragraphs 3(a) and (b), Company shall issue a corresponding number of Shares to Employee as soon as administratively practical after the Vesting Date; provided that tax withholding obligations have been satisfied as provided in Section 4.  The preceding sentence notwithstanding,

(A)	if the Vesting event is Retirement, no issuance of Shares is to occur with respect to such Retirement unless that Retirement is also a 409A Separation;

(B)	if the Vesting event is Retirement but such Retirement is not a 409A Separation, issuance of Shares shall not occur until Employee's 409A Separation;

(C)	if the Vesting event is a Change in Control and the RSUs are subject to 409A, no issuance of Shares is to occur unless that Change in Control is also a 409A Change in Control; and

(D)
if the Vesting event is a Change in Control but such Change in Control is not a 409A Change in Control, no issuance of Shares is to occur until the first to occur of Employee's 409A Separation or a 409A Change in Control.

(ii)          Company will not issue Shares upon a Vesting Date to the extent that either Employee has elected an "Extended Issuance Delay" (as defined in Paragraph 3(g)) and/or the issuance of Shares is subject to the six-month delay period required under Section 409A a "409A Issuance Delay" (as defined in Paragraph 3(h)).  Employee acknowledges and agrees that Company will not issue any Shares pursuant to this Agreement any earlier than the first business day after the Vesting Date nor any later than ninety days after such Vesting Date.  If one or both of an Extended Issuance Delay or a 409A Issuance Delay applies, Company shall issue the Shares as soon as administratively practical (but no earlier than one business day and no later than ninety days) after expiration of the latest ending applicable period.  Company’s transfer agent may issue Shares in certificate or book entry form as determined by Company’s Corporate Secretary.

(iii)          Upon issuance of the Shares, Employee shall have all rights of a shareholder with respect thereto including the right to vote and receive all dividends or other distributions made or paid with respect to the Shares.  The number of Shares issuable in any circumstance shall be reduced by the number of Shares withheld for taxes as provided in Section 4.

f.           Limited Accelerated Issuance of Shares for FICA Related Taxes.  Paragraph 4(b) governs the limited accelerated payment of Shares underlying RSUs for which a Vesting Date has not yet occurred but which, due to Employee's eligibility for Retirement after any level of Goal achievement but prior to the Scheduled Vesting Date after satisfaction of the Time Condition, or after a Change in Control but prior to the subsequent incremental Vesting dates, may be no longer subject to a risk of forfeiture as provided in Subparagraph 3(c)(ii)(C) (other than for Cause).  Such limited issuance may occur for the satisfaction of "FICA Related Taxes."

g.           Extended Issuance Delays.  The period from the Grant Date to a Vesting Date is the "Original Delay Period."  In circumstances allowed by the Rules and where a valid and timely Section 409A deferral election has been made (an "Extended Issuance Delay"), Shares that Company would otherwise issue after the Original Delay Period may be issued on the Extended Issuance Date timely elected by Employee.  The period from the Vesting Date to the Extended Issuance Date is the "Extended Delay Period."

h.           Section 409A Issuance Delays.  To the extent that an RSU is or becomes subject to 409A and Employee is a "specified employee" under Company’s Specified Employee Identification Procedures, then, notwithstanding any other provision of this Agreement or the Rules and for the avoidance of negative tax consequences to Employee, any issuance of Shares or cash pursuant to this Agreement on account of Employee's 409A Separation shall be delayed until the first day after six-months following such 409A Separation, as required for the avoidance of penalties and/or excise taxes under 409A ("409A Issuance Delay").

i.           Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below:

(i)           A "409A Change in Control" is a Change in Control that also qualifies as a change in control under 409A(a)(2)(A)(v).

(ii)           A "409A Separation" is Employee’s separation from service with Company as determined under 409A(a)(2)(A)(i).  A 409A Separation may occur on account of any separation from service including separation due to death, disability, resignation, or termination of employment by Company with or without Cause.

(iii)           A "Business Unit Divestiture" is Employee's termination of Employment in connection with the consummation of a merger, reorganization, consolidation, or sale of assets, or stock or other transaction that the Committee determines is a business unit divestiture event, that involves a Subsidiary (as defined in Subparagraph 3(i)(v)(B)), joint venture, division or other business unit, and that results in a group of employees of such business unit being employed by an acquiring company and no longer having employment with Company.

(iv)           "Cause" means either a violation of Section 5 or termination of Employment for any act of dishonesty, willful misconduct, gross negligence, intentional or conscious abandonment or neglect of duty, criminal activity, fraud or embezzlement, any unauthorized disclosure or use of material confidential information or trade secrets, or violation of any noncompete or non-disclosure agreement to which Employee is subject.

(v)           "Employment" means Employee is regularly and continuously employed, for more than fifty percent (50%) of the number of hours designated for base salary purposes as full-time employment, by:

(A)	Company;

(B)
any corporation in an unbroken chain of corporations beginning with Company or in an unbroken chain of corporations ending with Company if, on the Grant Date, each corporation other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain or any entity in which Company has a direct or indirect equity interest of at least fifty percent (50%) ("Subsidiary");

(C)	any individual or entity that directly or through one or more intermediaries controls or is controlled by or under common control with Company ("Affiliate"); or

(D)
any entity in which Company directly or indirectly owns stock possessing such minimum percentage (at least twenty percent (20%)) of the total combined voting power of all classes of stock or owns such minimum percentage (at least twenty percent 20%)) of the capital interests or profit interests as the Committee from time to time determines for purposes of this Subparagraph 3(i)(v) (also an "Affiliate").

Employee is not deemed to have terminated Employment through, and the RSUs shall not be forfeited solely as a result of, any change in Employee’s duties or position or Employee’s temporary leave of absence approved by Company.

(vi)           The "Extended Issuance Date" is (a) if a Retirement Installment applies, each date during an Extended Delay Period that Employee shall receive an issuance of Shares in an installment, or if earlier, the date of death following Retirement; or (b) if a Retirement Installment does not apply, the earlier of (i) the Extended Issuance Date elected by Employee pursuant to the Rules; or (ii) the date of a 409A Separation during the Extended Delay Period.

(vii)           A "Reduction in Force" means a termination of Employment with Company during the Original Delay Period as part of Company’s termination of the employment of at least ten (10) employees within a business unit in connection with a single plan of reduction to occur within a rolling 90-day period or longer period incorporated into a specific plan of reduction.

(viii)           A "Resignation for Good Reason" means Employee's resignation for good reason (as defined below) subsequent to the date of a Change in Control during the three-year period following such date if: (x) Employee provides written notice to the Company Secretary within ninety (90) days after the initial occurrence of a good reason event describing in detail the event and stating that Employee's employment will terminate upon a specified date in such notice (the "Good Reason Termination Date"), which date is not earlier than thirty (30) days after the date such notice is provided to Company (the "Notice Delivery Date") and not later than ninety (90) days after the Notice Delivery Date, and (y) Company does not remedy the event prior to the Good Reason Termination Date.  For purposes of this Agreement, Employee shall have "good reason" if there occurs without Employee's consent:

(A)	a material reduction in the character of the duties assigned to Employee or in Employee’s level of work responsibility or conditions;

(B)	a material reduction in Employee’s base salary as in effect immediately prior to the Change in Control or as the same may have been increased thereafter;

(C)
the material relocation of Employee's principal office to a location at least 35 miles outside of the metropolitan area where such office was located at the time of the Change in Control, except for required travel on Company business to an extent substantially consistent with Employee’s obligations immediately prior to the Change in Control; or

(D)
any material breach by Company of an employment agreement between Company or its successor and Employee, provided, however, that Employee shall not have "good reason" under this Subparagraph (viii) on account of any alleged breach of an employment agreement based on a material reduction in employee benefits as of a Change in Control that is immaterial or where benefits to Employee from participation in such employee benefit plans are not reduced by more than ten percent (10%) in the aggregate.

(ix)           A "Retirement" means, notwithstanding the definition of "Retirement" under the Plan, a termination of Employment on or after age 59½ (either by Employee voluntarily or by Company as a Termination Without Cause) and following a minimum of three (3) years of employment.

(x)           A "Scheduled Vesting Date" shall mean the second Friday in March following the Applicable Meeting Date.

(xi)           A "Termination Without Cause" means Company’s termination of Employee’s Employment that is not for Cause.

(xii)           A "Retirement Installment" is an election made pursuant to the Rules to receive, after Retirement and prior to death, any Share issuance amounts in incremental installments over the number of years elected by Employee as allowed by the Rules.

j.          Payments to Third Party.  Upon death of Employee followed by a valid written request for payment, the Shares shall be issued as soon as administratively practical to Employee’s beneficiary named in a written beneficiary designation filed with Company’s Corporate Secretary on a form for the Plan or, if there is no such designated beneficiary, to Employee’s executor or administrator or other personal representative acceptable to the Corporate Secretary.  Any request to pay any person or persons other than Employee shall be accompanied by such documentation as Company may reasonably require, including without limitation, evidence satisfactory to Company of the authority of such person or persons to receive the payment.

4.           TAXES.

a.           Tax Withholding; Valuation.  Employee understands and agrees that, at the time any tax withholding obligation arises in connection with (i) a Share issuance, (ii) Retirement-eligibility, or (iii) an RSU Vesting, Company may withhold, in Shares if a valid election applies under this Section 4 or in cash from payroll or other amounts Company owes or will owe Employee, any applicable withholding, payroll and other required tax amounts due upon Vesting, issuance of Shares, Retirement-eligibility, or any other applicable event.  Tax Withholding may be made by any means permitted under the Plan, as approved by the Committee, and as permitted under the law.  The valuation of the RSUs, and any Shares that Company may issue attributable to Vested RSUs, for tax and other purposes shall be as set forth in the Rules and in applicable laws and regulations ("Valuation Rules").  In the absence of the satisfaction of tax obligations, Company may refuse to issue the Shares.

b.           Acceleration of Share Issuance to Cover Employment Tax Liabilities.  Employee understands and agrees that certain tax withholding amounts may be due prior to an issuance of Shares.  For instance, withholding amounts for the Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) or 3121(v)(2) ("FICA Tax") may be due upon Employee meeting Retirement-eligibility requirements during an Original Delay Period subsequent to a Change in Control.  If Shares are issued on an accelerated basis to satisfy the FICA Tax as provided in this Paragraph, then Employee may have income tax at source on wages imposed under Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws (together with the FICA Tax, the "FICA Related Taxes").  When and in the manner permitted by the Committee or its delegate in their sole discretion and unless otherwise prohibited by law, Employee may irrevocably elect in writing on a Company designated form to satisfy the FICA Related Taxes through the accelerated issuance of Shares (including the accelerated issuance of Shares for which a Vesting Date may not have yet occurred but for which the underlying RSU is no longer subject to substantial risk of forfeiture).  In no event, however, may the value (determined under the Valuation Rules) of the total accelerated Share issuance exceed the aggregate amount of the FICA Related Taxes.

c.           Satisfaction in Share Retention.  Unless otherwise determined by the Committee or its delegate in their sole discretion and unless otherwise prohibited by law, Employee (or his or her guardian, legal representative or successor) may, in the manner determined by the Committee or its delegate, irrevocably elect in writing on a Company designated form to satisfy any income tax withholding obligation in connection with the RSUs by requesting Company to retain whole Shares which would otherwise have been issued, which Shares shall not belong to Employee upon such retention.

d.           Remedies.  If withholding is not effected by Company for any reason at the time of the taxation event, then Employee agrees to pay Company any withholding amounts due within the deadline imposed by Company.  If, within the deadline imposed by Company, Employee has not paid any withholding amounts due or has not elected, if allowed by the Committee or its delegate in their sole discretion, whether to have Shares retained for taxes or to pay cash for the tax withholding, then Company may, at its sole discretion (a) retain whole Shares which would otherwise have been issued (including without limitation withdrawal of Shares that had previously been placed into Employee’s book entry account), (b) deduct such amounts in cash from payroll or other amounts Company owes or will owe Employee, or (c) effect some combination of Share retention and cash deduction.

5.           VIOLATION OF NONCOMPETE, NONUSE AND NONDISCLOSURE PROVISIONS.  Employee acknowledges that Employee’s agreement to this Section 5 is a key consideration for the grant of the RSUs.  Employee hereby agrees with Company as follows:

a.           Noncompete.  During the period that Employee is employed by "Employer" (as defined in Paragraph 5(h)), and thereafter during any period for which Employee is receiving, by agreement of Employee and Employer, any separation payment(s) (whether made in lump sum or installments), Employee agrees that, without consent of Employer, Employee will not engage directly or indirectly within any country where Employee was employed by Employer, in any manner or capacity, as advisor, consultant, principal, agent, partner, officer, director, employee or otherwise, in any business or activity which is competitive with any business conducted by Company, a Subsidiary (as defined in Subparagraph 3(i)(v)(B)) or Affiliate (as defined in Paragraph 5(h)); provided, however, that the Committee may determine as provided in Paragraph 6(a) that such obligation shall not apply to any period after termination of employment if such termination was on the date of a Change in Control or within eighteen (18) months subsequent to such date.

b.           Nonsolicitation.  Employee further agrees that during the twelve month (12) period subsequent to termination of employment with Employer, Employee will not solicit any employee of Company, its Subsidiary or Affiliate to leave such employment to become employed by a competitor of Company, its Subsidiary or Affiliate or solicit or contact any person, business or entity which was a customer of Company, its Subsidiary or Affiliate at the time of such termination of employment, or any prospective customers of Company, its Subsidiary or Affiliate to which Company, its Subsidiary or Affiliate has made a proposal to do business within the twelve (12) month period prior to the date of termination of employment, for purposes of selling goods or services of the type sold or rendered by Company, its Subsidiary or Affiliate at the time of termination of employment.

c.           Ownership of Confidential Information, and Inventions and Works.  All "Confidential Information,"  "Inventions and Works" (each as defined in Paragraph 5(h)) and documents and other materials containing Confidential Information, Inventions and Works are the exclusive property of Employer.  Employee shall make full and prompt disclosure to Employer of all Inventions.  Employee assigns and agrees to assign to Employer all of Employee’s right, title and interest in Inventions.  Employee acknowledges and agrees that all Works are "works made for hire" under the United States copyright laws and that all ownership rights vest exclusively in Employer from the time each Work is created.  Should a court of competent jurisdiction hold that a Work is not a "work made for hire," Employee agrees to assign and hereby assigns to Employer all of Employee’s right, title and interest in the Work.  In the event any Invention or Work may be construed to be non-assignable, Employee hereby grants to Employer a perpetual, royalty-free, non-exclusive license to make, use, sell, have made, and/or sublicense such non-assignable Invention or Work.  Employee agrees to assist Employer to obtain and vest its title to all Inventions and Works, including any patent or copyright applications or patents or copyrights in any country, by executing all necessary or desirable documents, including applications for patent or copyright and assignments thereof, during and after employment, without charge to Employer, at the request and expense of Employer.

d.           Recordkeeping and Return of Confidential Information, Inventions and Works. Employee agrees to maintain regular records of all Inventions and Works developed or written while employed with Employer.  Employee agrees to comply with any procedures disseminated by Employer with respect to such recordkeeping.  Employee agrees to provide such records to Employer periodically and/or upon request by Employer.  Employee agrees to return to Employer all Confidential Information, Inventions and Works in any tangible form, and copies thereof in the custody or possession of Employee, and all originals and copies of analyses, compilations, studies or documents pertaining to any Confidential Information, Inventions and  Works, in whatever form or medium, upon a request by Employer, or upon termination of employment.

e.           Nonuse and Nondisclosure.  Employee shall not, either during or after Employee’s employment by Employer, disclose any Confidential Information, Inventions or Works to any other person or entity outside of his employment, or use any Confidential Information, Inventions or Works for any purpose without the prior written approval of an officer of Employer, except to the extent required to discharge Employee’s duties assigned by Employer.

f.           Subsequent Employer Notice. During the term of Employee’s employment with Employer and for the longer of one year thereafter, or any period in which the non-compete or non-solicitation obligation set forth herein applies (the "Identification Period"), Employee agrees to identify to potential subsequent employer(s), partner(s) or business associate(s) Employee’s obligations under this Agreement prior to committing to a position with the employer(s), partner(s), or business associate(s).  Employee agrees that Employer may, at its discretion, provide a copy of Section 5 of this Agreement to any of Employee’s subsequent employer(s), partner(s), or business associate(s), and may notify any or all of them of Employee’s obligations under this Agreement.  During the Identification Period, Employee shall give written notice to Employer’s Human Resources Department identifying any subsequent employer(s), partner(s), or business associate(s) of Employee.

g.           Remedies.    Notwithstanding anything to the contrary herein, if in Employer’s sole discretion an event has occurred that constitutes Cause (including, without limitation, a violation of this Section 5), whether prior to, on or after an RSU Vesting or Share issuance date or during an Original Delay Period or Extended Delay Period, then, in addition to all other remedies available to Company, the RSUs for which Share issuance has not occurred shall be immediately forfeited to Company and any Shares that have been issued pursuant the Vesting of underlying RSUs, if such issuance has occurred, shall be immediately transferred by Employee to Company (with Employee taking all steps necessary to effect the transfer and provided that, if the Shares are no longer available for transfer, Employee shall reimburse to Company the amount of Employee’s ordinary income from the Vesting of the RSUs); provided, however, that no consideration shall be paid by Company to Employee for any forfeiture, transfer or reimbursement pursuant to this Paragraph 5(g).  Employee agrees that the provisions of Section 5 hereof are necessary for protection of the business of Company and that violation of such provisions is cause for termination of employment and would cause irreparable injury to Company not adequately remediable in damages.  Employee agrees that any breach of its obligations under Section 5 shall, in addition to any other relief to which Company may be entitled, entitle Company to temporary, preliminary and final injunctive relief against further breach of such obligations, along with attorneys’ fees and other costs incurred by Company in connection with such action.

h.           Section 5 Definitions.  For purposes of Section 5, the following terms have the meanings set forth below:

(i)           "Employer" means any Company-related entity that has employed Employee, whether it be Company, its Subsidiary (as defined in Subparagraph 3(i)(v)(B)), or an Affiliate (either as defined in Subparagraph 3(i)(v)(C), and also for purposes of this Section 5, any entity in which Company has a direct or indirect equity interest of at least twenty-five percent (25%)).

(ii)           "Confidential Information" means non-public information about Company, its Subsidiaries and Affiliates, including, without limitation, (A) inventions not disclosed to the public by Company, its Subsidiary or Affiliate, products, designs, prototypes, data, models, file formats, interface protocols, documentation, formulas, improvements, discoveries, methods, computer hardware, firmware and software, source code, object code, programming sequences, algorithms, flow charts, test results, program formats and other works of authorship relating to or used in the current or prospective business or operations of Company, Subsidiaries and Affiliates, all of which is Confidential Information, whether or not patentable or made on Employer premises or during normal working hours; and (B) business strategies, trade secrets, pending contracts, unannounced services and products, financial projections, customer lists, information about real estate Company, its Subsidiary or Affiliate is interested in acquiring, and non-public information about others obtained as a consequence of employment by Employer, including without limitation information about customers and their services and products, the account holders or shareholders of customers of Company, Subsidiaries and Affiliates, and associates, suppliers or competitors of Company, Subsidiaries and Affiliates.

(iii)           "Inventions" means all discoveries, improvements, and inventions relating to or used in the current or prospective business or operations of Company, its Subsidiaries and Affiliates, whether or not patentable, which are created, made, conceived or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment by Employer, whether or not during normal working hours or on the premises of Employer.

(iv)           "Works" mean all original works fixed in a tangible medium of expression by Employee or under Employee’s direction or jointly with others during Employee’s employment by Employer, whether or not during normal working hours or on the premises of Employer, and related to or used in the current or prospective business or operations of Employer.

i.           Survival.  Except as limited in time in Paragraphs 5(a) and (b), Employee’s obligations in this Section 5 shall survive and continue beyond the RSU Vesting or forfeiture dates, the Original Delay Period or an Extended Delay Period, any issuance or transfer of Shares, and any termination or expiration of the Agreement for any reason.

6.           CHANGE IN CONTROL.

a.           Committee Non-Competition Determination.  Notwithstanding any provision of this Agreement to the contrary, if Company is contemplating a transaction (whether or not Company is a party to it) or monitoring an event that would cause Company to undergo a Change in Control (as defined in Paragraph 6(b)), the Committee (as constituted before such Change in Control) may determine that the noncompete obligation set forth in Paragraph 5(a) shall not apply to any period after termination of employment if such termination was on the date of a Change in Control or within eighteen (18) months subsequent to such date.

b.           Definition of Change in Control.   For purposes of this Agreement, a "Change in Control" shall have the same meaning  as the definition of such term in the Plan, as amended and interpreted from time to time, as of the date of the event that may cause a Change in Control.

Notwithstanding the occurrence of a Change in Control under the applicable definition, a Change in Control shall not occur with respect to Employee if, in advance of such event, Employee agrees with Company in writing that such event shall not constitute a Change in Control; provided, however, in no event shall Employee's agreement under this paragraph affect a payment subject to 409A from being made where such payment event is a 409A Change in Control.

c.           Committee Action in Connection with Change in Control.  The Committee (as constituted before such Change in Control) has the authority to take the actions set forth in Section 14 of the Plan.  For instance, by way of example and not limitation, the Committee (as constituted before such Change in Control) may determine in its sole discretion that Company, or any successor company in the applicable merger or sale agreement, may pay cash to Employee in an amount equal to the amount (as determined by the Committee) that could have been attained by Employee had the Award been currently payable, in lieu of issuing Shares that would otherwise be issued in connection with Vesting or the termination of an Extended Delay Period on or after the Change in Control.

7.           GENERAL.

a.           No Employment Contract.  Except to the extent the terms of any separate written employment contract between Employee and Company may expressly provide otherwise, Company shall be under no obligation to continue Employee’s employment with Company for any period of specific duration and may terminate such employment at any time, for Cause or as a Termination Without Cause.

b.           Compliance With Certain Laws and Regulations.  If the Committee determines that the consent or approval of any governmental regulatory body or that any action with respect to the RSUs is necessary or desirable in connection with the granting of the RSUs or the issuance of Shares, Employee shall supply Company with such representations and information as Company may request and shall otherwise cooperate with Company in obtaining any such approval or taking such action.

c.           Construction and No Waiver.  Notwithstanding any provision of this Agreement, the granting of the RSUs and the issuance of the Shares are subject to the provisions of the Plan and any procedures or Rules promulgated thereunder by the Committee or its delegate.  The failure of Company in any instance to exercise any of its rights granted under this Agreement, the Plan or the Rules shall not constitute a waiver of any other rights that may arise under this Agreement.

d.           Notices.  Any notice required to be given or delivered to Company under the terms of this Agreement shall be in writing and addressed to Company in care of its Corporate Secretary at its corporate offices, and such notice shall be deemed given only upon actual receipt by Company.  Any notice required to be given or delivered to Employee shall be in writing and addressed to Employee at the address on file with Company’s Human Resources Department or such other address specified in a written notice given by Employee to Company, and all such notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

e.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Delaware without reference to its principles of conflicts of law.

f.           Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements or understandings between the parties relating thereto.

g.           Amendment.  This Agreement may be amended only in the manner provided by Company evidencing both parties’ agreement to the amendment.  This Agreement may also be amended, without prior notice to Employee and without Employee's consent, (i) prior to any Change in Control by the Committee if the Committee in good faith determines that the amendment does not materially adversely affect any of Employee's rights under this Agreement or (ii) at any time if the Committee deems it necessary or appropriate to ensure that the RSUs either remain exempt from, or compliant with, Internal Revenue Code Section 409A.

h.           Acknowledgement.  The RSU grant and this Agreement are subject to the terms and conditions of the Plan, the Rules, and any other rules or procedures adopted by the Committee or its delegate. The Plan is incorporated in this Agreement by reference and all capitalized terms used in this Agreement have the meaning set forth in the Plan, unless this Agreement specifies a different meaning.  Employee agrees to accept as binding, conclusive and final all decisions and interpretations by the Committee of the Plan, this Agreement, the Rules, and other applicable rules or procedures regarding any issues arising thereunder, including without limitation all decisions and interpretations related to 409A and regulations and guidance issued thereunder.

By acknowledging and agreeing to the terms and conditions of this Agreement, Employee accepts the RSUs and acknowledges that the RSUs are subject to all the terms and provisions of the Plan (including without limitation the powers of the Committee to make determinations and adjustments as provided in Sections 3, 4.2, 5, 14.1 and 15.1 of the Plan), this Agreement, the Rules, and other applicable rules or procedures.